Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Ivanhoe Electric Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, $0.0001 par value per share	Rule 457(r)	13,629,629(2)	$13.50	$18 3,999,992	$0.0001102	$20,277
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—			—	—	—	—
	Total Offering Amounts					$183, 999,992		$20,277
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$20,277

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. In accordance with Rules 456(b) and 457(r) of the Securities Act of 1933, as amended, the registrant initially deferred payment of all of the registration fees for the automatic Registration Statement on Form S-3 No. 333-273195 filed by the registrant on July 10, 2023.
(2)	Includes 1,777,777 shares of registrant’s common stock, $0.0001 par value per share, which may be purchased by the underwriters upon exercise of the underwriters’ option to purchase additional shares.